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                                                                   EXHIBIT 10.3





                              (ACCUMED LETTERHEAD)





December 29, 2000


VIA HAND DELIVERY
PERSONAL AND CONFIDENTIAL

Norman J. Pressman, Ph.D.
390 Greenwood Avenue
Glencoe, IL 60022

Re:  SEPARATION AGREEMENT

Dear Norm:

This letter confirms our understanding regarding your voluntary separation from employment with AccuMed International, Inc. (the "Company"). The agreed separation arrangements are set out below.

1. SEPARATION FROM EMPLOYMENT

Your voluntary separation from employment with the Company will be effective January 31, 2001. However, as of December 31, 2000, you will be deemed to have voluntarily resigned as President and Chief Scientific Officer of the Company and as Chairman of Oncometrics Imaging Corp. ("Oncometrics"). It is agreed and understood that (i) except as provided in the paragraph below and (ii) the nondisclosure agreement appended to this letter agreement as Attachment I, after December 31, 2000 you will have no further duties, responsibilities or obligations as an employee of the Company and as Chairman of Oncometrics.

If requested by the Company after December 31, 2000, you will make yourself available to assist the Company at such mutually convenient times and places for one (1) day per month, noncumulative, without payment to you of any consulting fee until the earlier of the closing of a merger agreement between the Company and Ampersand Medical Corp. ("Ampersand") or July 4, 2001. In the event that during such time period the Company requests more than one (1) day per month of your time, you will make reasonable efforts to make yourself available to assist the Company at such mutually convenient times and places; for such additional assistance the Company shall pay to your then employer (or to you if you are not employed) a consulting fee of $1,000.00 per day plus incurred expenses.



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2. MONOGEN, INC.

The Company hereby acknowledges (i) that you intend to become employed by MonoGen, Inc. ("MonoGen") as President, Chief Executive Officer, and Director subject to an employment agreement between you and MonoGen effective on or about January 1, 2001, and (ii) that it has no objection to your entering into an employment agreement with MonoGen with an effective date as early as January 1, 2001. If requested to do so by you, the Company will promptly execute a release agreement permitting you to enter into an employment agreement with MonoGen. You hereby acknowledge that the Company has no authority nor responsibility in negotiating or securing your employment agreement with MonoGen.

3. COMPANY OPTIONS

The Company and you hereby acknowledge that as of February 1, 2001 you shall have a ninety (90) day period during which you may exercise your Company options consisting of 100,000 options at an exercise price of $1.50 per share and an additional 100,000 options at an exercise price of $2.103 per share. The Company agrees to promptly provide you with documentation regarding your Company options including, but not limited to, number of options, award dates, vesting dates and exercise price.

4. SEPARATION BENEFITS

The Company shall, as "Separation Benefits," continue to pay and provide to you on an uninterrupted basis from January 1, 2001 through July 4, 2001, subject to the "July 4, 2001 Provision" below, (i) your current salary payments, (ii) your current automobile allowance and maintenance reimbursements, and (iii) health, dental, and life insurance payments by the Company. It is agreed and understood that the salary payments to you, beginning with the salary payments for January 1, 2001 and beyond, shall be capped at a maximum of $100,000.00, exclusive of any and all other benefits due to you.

5. JULY 4, 2001 PROVISION

The foregoing Separation Benefits shall cease as of the close of business on July 4, 2001 except as provided hereinbelow:

     (i) full payment of any balance of the Separation Benefits due to you through July 4, 2001 will be paid to you in a lump sum cash payment or wire transfer payment on or after January 1, 2001, and on or before the earlier of July 4, 2001 or the receipt of a payment of at least $1,000,000.00 from Ampersand by the Company resulting from either the execution of a definitive merger agreement between Ampersand and the Company or the closing of such a merger agreement.

     (ii) Notwithstanding any other provision of this letter agreement (a) the Company shall permit you to continue to contribute to the Company's 401(k) plan until the earlier of July 4, 2001 or the date you no longer


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    (iii) receive regular monthly salary payments from the Company and (b)
          effective July 5, 2001, if you so elect, the Company shall make available to you COBRA continuation coverage for 9 months or until the merger between the Company and Ampersand is completed, whichever occurs first.

6. COMPANY LOANS

The Company agrees to promptly provide you with documentation regarding your Company loans including, but not limited to, transactions, dates, amounts paid and amounts forgiven by the Company. The Company further agrees to forgive all outstanding loans to you, and all amounts due the Company in conjunction with such loans, effective as of January 1, 2001.

7. VACATION PAY

The Company agrees to pay to you as earned vacation pay the amount of $11,538.45. This amount shall be paid to you in a lump sum cash payment or wire transfer payment on or after January 1, 2001, and on or before the earlier of July 4, 2001 or the receipt of a payment of at least $1,000,000.00 from Ampersand by the Company resulting from either the execution of a definitive merger agreement between Ampersand and the Company or the closing of such a merger agreement.

8. COMPANY OFFICE AND EQUIPMENT

The Company agrees to permit you to use your Company office, equipment, facilities and telephone/voicemail and e-mail access through January 31, 2001 at no cost to you. In addition, the Company agrees to permit you to purchase your current office computing and peripheral equipment for $2,000.00 payable in a lump sum cash payment.

9. ACKNOWLEDGMENTS

The Company and you hereby acknowledge that the Patent and Technology License Agreement ("PTLA") between the Company and MonoGen and the employment agreement between you and MonoGen rely and are conditioned upon the full execution of this letter agreement.

The Company hereby acknowledges that the execution of this letter agreement is with the approval of all necessary Company authorities, if any, including, but not limited to the Executive Compensation Committee of the ACMI Board of Directors, Company Board of Directors and Ampersand.

The Company and you hereby acknowledge that each will execute this letter agreement on or before December 31, 2000, subject to the availability of and concurrent with the PTLA and employment agreement between you and MonoGen. The Company agrees to use its best efforts to negotiate and execute the PTLA on or before December 31,


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2000. You agree to use your best efforts to negotiate and execute the MonoGen employment agreement on or before December 31, 2000.

10. GENERAL PROVISIONS

     (i) Hold Harmless.

Notwithstanding any other provision of this letter agreement to the contrary, you shall continue to be covered under the Company's directors' and officers' liability insurance coverage and the Company will indemnify you and hold you harmless from and against all costs and expenses incurred by you, including the concurrent payment of your reasonable legal fees, costs and expenses, arising out of or resulting from your duties and activities as an employee of the Company and Chairman of Oncometrics, provided that your actions or failure to act, as the case may be, that give rise to such fees, costs and expenses did not constitute criminal conduct. This paragraph shall survive termination of this letter agreement.

     (ii) Mutual Release.

Except for the right to enforce the terms of this letter agreement, the Company and you hereby irrevocably, voluntarily, unconditionally and generally release, acquit and forever discharge each other from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands and grievances of any nature whatsoever, known or unknown, which the Company and you have against each other.

     (iii) Mutual Non-Disparagement.

The Company and you hereby agree not to make any statements or take any actions whatsoever that disparage or reflect negatively upon each other.

     (iv) Mutual Confidentiality.

The Company and you hereby agree to keep this letter agreement strictly confidential. The Company agrees not to disclose the terms and existence of this letter agreement, other than to MonoGen as part of their due diligence process and except on a strict need-to-know basis or except as may be required by law. You agree not to disclose the terms and existence of this letter agreement except to your immediate family, your attorney and your financial advisor, or except as may be required by law.

     (v) Press Releases.

The Company and you hereby agree that press releases or other public statements regarding your voluntary separation from employment with the Company will require mutual prior approval by the Company and you; neither the Company nor you will unreasonably withhold such approval.



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     (vi) Death or Disability.

The Company agrees that in the event of your death or disability on or after December 31, 2000, all Separation Benefits and other payments or benefits due shall be paid to your estate on an accelerated basis as soon as practicable.

     (vii) Assignment.

The Company agrees that this letter agreement shall be assigned to the successor of the Company or any controlling entity of the Company, including, but not limited to Ampersand. This letter agreement shall not be assignable by you.

     (viii) Miscellaneous.

This letter agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the laws of the State of Illinois, without giving effect to its choice of laws provisions, to the extent not preempted by federal law. Any dispute under this letter agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.

The language of all parts of this letter agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The provisions of this letter agreement shall survive any termination of this letter agreement when necessary to effect the intent and terms of this letter agreement expressed herein.

If any of the provisions of this letter agreement shall be held to be invalid by a court of competent jurisdiction, such holding shall not in any way whatsoever affect the validity of the remainder of this letter agreement.

This letter agreement contains the entire agreement between you and the Company with respect to the matter of your employment and voluntary separation from employment. No modification of any provision of this letter agreement shall be effective unless made in writing and signed by you and a duly authorized officer of the Company.






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Best wishes for success in your future endeavors.

Sincerely,

ACCUMED INTERNATIONAL, INC.


By: /s/ PAUL F. LAVALLEE
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        Paul F. Lavallee
        Chairman and CEO

Date: 12/29/00
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AGREED AND ACCEPTED


/s/ NORMAN J. PRESSMAN
-----------------------------------
     Norman J. Pressman


Date: 12/29/00
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